UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation 5959 Las Colinas Boulevard Irving, TX 75039-2298	David S. Rosenthal Vice President, Investor Relations and Secretary

May 11, 2012

Re: Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

As you may have noted, ISS has issued a voting recommendation inconsistent with the Board’s recommendation on the say on pay proposal for ExxonMobil’s upcoming annual meeting. As explained in more detail below, we believe the ISS recommendation fails to take account of the particular facts and circumstances of ExxonMobil’s business and urge you to vote FOR Item 3 (advisory vote to approve executive compensation) in our proxy.

We also want to remind you of our upcoming executive compensation webcast on Wednesday, May 16, 2012, at 2:00 p.m. CT. Please join us to learn why the Board believes ExxonMobil’s compensation program is well-designed to support our uniquely long-term, capital-intensive business and is delivering superior results for shareholders. For more information go to: www.exxonmobil.com/execcompwebcast

Key flaws in the ISS analysis include:

•

Emphasis on Short-Term Performance. The ISS model inappropriately focuses on short-term stock performance (i.e., one- and three-year relative total shareholder return, or TSR) which does not correlate to long-term performance (see page 46 of CD&A). As you know, ExxonMobil’s compensation program is designed to support superior and sustainable performance over the much longer time periods – 10, 20 years or longer – that apply to our business and that better reflect our actual investment horizons. Over these periods, ExxonMobil has strongly out-performed our competition. See pages 28-29 of our 2012 proxy.

•

Failure to Adjust for Size and Complexity. ISS acknowledges that ExxonMobil has “few, if any, similar size peers in their industry,” but makes no adjustment for this fact. The size, scale, and complexity of ExxonMobil – which has revenue more than 4 times larger and a market cap more than 3.5 times larger than the median of the ISS peer group – must be a factor in determining appropriate pay levels. Even ISS notes in its technical document that “company size correlates strongly with top executive pay levels” (page 14, “Evaluating Pay for Performance Alignment,” December 20, 2011), yet they disregard this reality in their assessment of ExxonMobil.

•

Performance Basis of Restricted Stock. ISS asserts that ExxonMobil’s restricted stock program is not “performance-based” because we do not tie it to a specific formula. To the contrary, we believe tying an executive’s net worth to long-term share performance creates the ultimate pay-for-performance. ExxonMobil’s unique, hold-through-retirement restricted periods for equity compensation – under which half of the annual stock grant vests in 10 years or retirement, whichever is later – puts our executives in the same shoes as long-term shareholders and ensures the executives’ commitment to creating long-term, sustainable shareholder value.

Finally, we note that the ISS recommendation is belied by their own five-year pay-TSR alignment analysis (see page 5 of the ISS report), which clearly demonstrates the tight alignment between CEO pay and TSR at ExxonMobil.

Again, please join us for our executive compensation webcast on May 16 to learn more about how ExxonMobil’s compensation program is carefully structured to support long-term, sustainable shareholder value given our uniquely capital-intensive, long-term business, and please vote FOR Item 3.

Sincerely,

This information is being provided to certain shareholders in addition to ExxonMobil’s proxy statement dated April 12, 2012, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.